PROSPECTUS                 Pricing Supplement No. 3061
Dated January 10, 1995     Dated January 26, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 33-60723
              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    January 26, 1998

Settlement Date (Original Issue Date):  January 29, 1998

Maturity Date: February 1, 2013

Principal Amount (in Specified Currency):  US$20,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission:  0.125%

Net Proceeds to Issuer:  US$19,975,000

Interest Rate Per Annum:    6.50%

Interest Payment Date(s):

       ___  March 15 and September 15 of each year
            X Other: Monthly on the 1st of each month, commencing on March 1, 1998 (with respect to the period from and including January 29, 1998 to but excluding March 1, 1998) (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date is referred to herein as an "Interest Period")

Form of Notes:
  X  DTC registered    ____  non-DTC registered

Repayment, Redemption and Acceleration
Initial  Redemption Date:February 1, 1999, and thereafter on  any
  Interest  Payment  Date  (See   "Additional  Terms--Redemption"
  below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
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                         Pricing Supplement No. 3061
                         Dated January 26, 1998
                         Rule 424(b)(3)-Registration Statement
                         No. 33-60723

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Accrued interest on the Notes for the Interest Period commencing on the Original Issue Date (the "Initial Interest Period") shall be calculated as described in the Prospectus Supplement under the caption "Interest and Interest Rates-Fixed Rate Notes." Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date (other than the Interest Payment Date relating to the Initial Interest Period) will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

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                         Pricing Supplement No. 3061
                         Dated January 26, 1998
                         Rule 424(b)(3)-Registration Statement
                         No. 33-60723

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on February 1, 1999 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

  Certain Covenants of the Company.

  As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture

Additional Information:

  General

  At September 27, 1997, the Company had outstanding indebtedness totaling $124.611 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 27, 1997 excluding subordinated notes payable after one year was equal to $123.914 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:



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                         Pricing Supplement No. 3061
                         Dated January 26, 1998
                         Rule 424(b)(3)-Registration Statement
                         No. 33-60723

           Year Ended December 31, Nine Months Ended
     1992  1993  1994  1995 1996   September 27, 1997
     1.44  1.62  1.63  1.51 1.53   1.49

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

  Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
  There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997, June 28, 1997 and September 27, 1997, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:

  The Notes are being purchased by Goldman, Sachs & Co. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.125% of the aggregate principal amount of the Notes.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.